UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2018

Mistras Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001- 34481	22-3341267
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

195 Clarksville Road	08550
Princeton Junction, New Jersey	(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (609) 716-4000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

(a) Acquisition of Onstream

On December 13, 2018, Mistras Group, Inc. ("Mistras," the "Company", "we” or “us”) acquired Onstream Holdings, Inc. ("OnStream"), the 100% parent company of Onstream Pipeline Inspection Services, Inc., a provider of pipeline integrity inspection services with facilities in Calgary, Canada and Houston, Texas, primarily serving the oil and gas market. The acquisition was effected pursuant to (i) a Share Purchase Agreement ("the Agreement"), dated December 13, 2018, among 2159562 Alberta Ltd., as purchaser, Mistras, 100% parent company of the purchaser, Onstream, and the shareholders of Onstream listed on Schedule A to the Agreement, who collectively owned approximately 95% of the shares of Onstream and (ii) separate share purchase agreements with other minority shareholders who collectively owned the remaining 5% of the shares of Onstream.

Pursuant to the terms of the Agreement, Mistras purchased all the outstanding shares of Onstream for approximately $189.9 million (CAD), or approximately $143.2 million U.S. Dollars (USD), subject to a post-closing adjustment to the extent Onstream's working capital on the closing date is different than an agreed upon amount. The Agreement contains representations, warranties, obligations and conditions customary for agreements governing transactions of a similar nature. In connection with the Agreement, Chad Niehaus and Gerry Wilkinson, two of the major shareholders who will continue to manage the Onstream business for Mistras, entered into agreements whereby they agreed for two years not to compete against Onstream and not to solicit Onstream employees, customers and suppliers. The other major shareholder, Novacap and affiliates, a Canadian private equity firm, also agreed to a 2-year non-solicitation restriction and a 2-year restriction on acquiring or investing in agreed upon competitors of Onstream. Approximately $2.3 million CAD (approximately $1.7 million USD) is being held in escrow for various time periods to secure payment of indemnification claims and other items. The Company also obtained a representation and warranty insurance policy for $19 million CAD (approximately $14.3 million USD) to cover losses incurred by Onstream for breaches of representations and warranties by the shareholders. Onstream's operating subsidiary entered into employment agreements with Messrs. Niehaus and Wilkinson and certain other members of its senior management as part of the acquisition.

The foregoing is a summary of the Agreement and not a complete description of its terms and is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 2.1 to this Report and is incorporated herein by reference.

The purchase of Onstream was financed by borrowings under the Company’s credit facility.

(b) $400 Million Credit Agreement

On December 13, 2018, the Company entered into a Fifth Amended and Restated Credit Agreement (the “Credit Agreement”) with Bank of America, N.A., as agent for the lenders and a lender, and JPMorgan Chase Bank, N.A., Keybank National Association, Wells Fargo Bank, National Association and TD Bank, National Association, as lenders. The Credit Agreement provides the Company with a $300 million revolving line of credit and a $100 million senior secured term loan A facility, both with a maturity date of December 12, 2023. The Credit Agreement permits us to borrow up to $100 million in non-US dollar currencies and to use up to $20 million of the credit limit for the issuance of letters of credit. The Credit Agreement is secured by liens on substantially all our assets and is guaranteed by some of our subsidiaries. Under certain circumstances, the revolving line of credit can be increased to $450 million with the consent of the lenders.

Loans under the Credit Agreement bear interest at LIBOR or a base rate, at our option, plus, as applicable a LIBOR margin ranging from 1% to 2%, or a base rate margin ranging from -1.25% to -.375%, based upon our Funded Debt Leverage Ratio. Funded Debt Leverage Ratio is generally the ratio of (1) all outstanding indebtedness for borrowed money and other interest-bearing indebtedness as of the date of determination to (2) EBITDA. The Credit Agreement defines EBITDA as (a) net income, minus (b) income (or plus loss) from discontinued operations minus (c) extraordinary gains (or plus extraordinary losses), plus (d) income tax expenses, plus (e) interest expense, plus (f) depreciation, depletion, and amortization (including non-cash loss on retirement of assets), plus (g) stock compensation expense, minus (h) cash expense related to stock compensation, plus (i) certain amounts of EBITDA of acquired business for the prior twelve months, plus (j) certain expenses related to the closing of the Credit Agreement, plus (k) non-cash expenses which do not (in the current or any future period) represent a cash item (excluding non-cash gains which increase net income), plus (l) non-recurring charges (not to exceed $10 million in the four consecutive quarters immediately preceding the date of determination) for items such as severance, lease termination charges, asset write-offs and litigation settlements paid, and multi-employer pension plan withdrawal liabilities, all determined for the period of four consecutive fiscal quarters immediately preceding the date of determination of EBITDA. We have the benefit of the lowest margin if our Funded Debt Leverage Ratio is equal to or less than 1.0 to 1, and the margin increases as the ratio increases, to the maximum margin if the ratio is greater than 3.25 to 1. The Company will also bear additional costs for market disruption, regulatory changes effecting the lenders’ funding costs, and default pricing of an additional 2% interest rate margin if the Company is in default under the Credit Agreement.

The Credit Agreement contains financial covenants requiring that we maintain a Funded Debt Leverage Ratio not exceeding 4.25- to-1 through December 31, 2018, reducing to a maximum permitted ratio of 3.50-to-1 as of March 31, 2020 and all quarterly periods thereafter, and a Fixed Charge Coverage Ratio of at least 1.25-to-1. Fixed Charge Coverage Ratio means the ratio, as of any date of determination, of (a) (i) EBITDA for the 12 month period immediately preceding the date of determination, taken together as one accounting period, less (ii) the aggregate amount of all capital expenditures made during the period, less (iii) taxes paid in cash during the period, less (iv) Restricted Payments paid in cash during the period, -to- (b) the sum of (i) all interest, premium payments, debt discount, fees, charges and related expenses of us and our subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case, to the extent treated as interest in accordance with U.S. generally accepted accounting principles ("GAAP") and to the extent paid in cash during the period, (ii) the aggregate principal amount of all redemptions or similar acquisitions for value of outstanding debt for borrowed money or regularly scheduled principal payments made during the period, but excluding any such payments to the extent refinanced through the incurrence of additional Indebtedness otherwise expressly permitted under the Credit Agreement, and (iii) payments made during the period under all leases that have been or should be, in accordance with GAAP as in effect for our 2017 audited financial statement, recorded as capitalized leases. Beginning in the second quarter of 2020, the Company can elect to increase the maximum permitted Funded Debt Leverage Ratio to 4.0-to-1 for four fiscal quarters immediately following the fiscal quarter in which the Company acquires another business, with the maximum permitted ratio reducing back to the 3.5-to-1 in the fifth fiscal quarter following such acquisition. The Company can make this election twice during the term of the Credit Agreement.

The Credit Agreement limits our ability to, among other things, create liens, make investments, incur more indebtedness, merge or consolidate, make dispositions of property, pay dividends, make distributions to stockholders or repurchase our stock, enter into a new line of business, enter into transactions with affiliates and enter into burdensome agreements. The Credit Agreement does not limit our ability to acquire other businesses or companies except that the acquired business or company must be in our line of business, we must be in compliance with the financial covenants on a pro forma basis after taking into account the acquisition, and, if the acquired business is a separate subsidiary, in certain circumstances the lenders will receive the benefit of a guaranty of the subsidiary and liens on its assets and/or a pledge of its stock.

The foregoing is a summary of the Credit Agreement and not a complete description of its terms and is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 to this Report and is incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

See part (a) of Item 1.01, which is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See part (b) of Item 1.01, which is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On December 13, 2018, Mistras issued a press release announcing its acquisition of Onstream and entering into the Fifth Amended and Restated Credit Agreement, which is furnished as Exhibit 99.1 to this Report.

Item 9.01. Financial Statements and Exhibit.

(c) Exhibits
2.1Share Purchase Agreement, dated as of December 13, 2018, among 2159562 Alberta Ltd., as purchaser, Mistras Group, Inc., as parent of purchaser, the shareholders of Onstream Holdings, Inc. listed in Schedule A thereto, and Onstream Holdings, Inc.

2.2Form of share purchase agreement for the purchase of Onstream Holdings, Inc. shares from each member of the group of shareholders collectively owning 5% of the shares of Onstream Holdings, Inc.

10.1Fifth Amended and Restated Credit Agreement, dated December 13, 2018

99.1Press Release issued by Mistras Group, Inc., dated December 13, 2018.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MISTRAS GROUP, INC.
Date: December 13, 2018
By:	/s/ Michael C. Keefe
	Name:	Michael C. Keefe
	Title:	Executive Vice President, General Counsel and Secretary

Exhibits

2.1Share Purchase Agreement, dated as of December 13, 2018, among 2159562 Alberta Ltd., as purchaser, Mistras Group, Inc., as parent of purchaser, the shareholders of Onstream Holdings, Inc. listed in Schedule A thereto, and Onstream Holdings, Inc.*

2.2Form of Share Purchase Agreement for the purchase of Onstream Holdings, Inc. shares from each member of the group of shareholders collectively owning 5% of the shares of Onstream Holdings, Inc.

10.1Fifth Amended and Restated Credit Agreement, dated December 13, 2018

99.1Press Release issued by Mistras Group, Inc., dated December 13, 2018.

*
The schedules and exhibits to this agreement, which are listed in the table of contents to the agreement, are omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.